UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) March 20, 2017 (March 14, 2017)

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, AK	99518
(Address of Principal’s Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 17, 2017, Chugach Electric Association, Inc. (Chugach) entered into the Sixth Supplemental Indenture to the Second Amended and Restated Indenture of Trust, and the 2017 Series A First Mortgage Bonds.

For more information on the terms of the Sixth Supplemental Indenture to the Second Amended and Restated Indenture of Trust and the 2017 Series A First Mortgage Bonds, please refer to the description set forth in Item 2.03 below, which is incorporated into this Item 1.01 by reference.

Section 2 – Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)  On March 14, 2017, Chugach issued $31.0 million in commercial paper, which increased the total outstanding commercial paper balance to $91.2 million representing 11% of total liabilities and other credits.  Chugach’s commercial paper program is backed by a $150.0 million unsecured Credit Agreement.  Available borrowing capacity under the commercial paper program is now $58.8 million.

On March 17, 2017, Chugach issued $40,000,000 of First Mortgage Bonds, 2017 Series A, due March 15, 2037.  The bonds were issued for the purpose of repaying outstanding commercial paper used to finance Chugach’s capital improvement program and for general corporate purposes.  The 2017 Series A Bonds will mature on March 15, 2037, and will bear interest at 3.43%.  Interest will be paid each March 15 and September 15, commencing on September 15, 2017.  The 2017 Series A Bonds will pay principal in equal installments on an annual basis beginning March 15, 2018, resulting in an average life of approximately 10.0 years.  The bonds are secured, ranking equally with all other long-term obligations, by a first lien on substantially all of Chugach’s assets, pursuant to the Sixth Supplemental Indenture to the Second Amended and Restated Indenture of Trust, which initially became effective on January 20, 2011, as previously amended and supplemented.

The Sixth Supplemental Indenture to the Second Amended and Restated Indenture of Trust and the form of the 2017 Series A First Mortgage Bonds, in their entireties, will be filed as exhibits to Chugach’s next quarterly filing on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 20, 2017		CHUGACH ELECTRIC ASSOCIATION, INC.
	By:	/s/ Lee D. Thibert
Lee D. Thibert
Chief Executive Officer